EXHIBIT 10.22
AMENDMENT AND WAIVER AGREEMENT

THIS AMENDMENT AND WAIVER AGREEMENT (this “Agreement”) dated as of August 28, 2008, is entered into among Visual Management Systems, Inc, a Nevada corporation (the “Company”) and the holders of the Company’s Original Issue Discount 5% Senior Secured Convertible Debentures (individually, a “Holder” and collectively, the “Holders”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement or the Debentures (each as defined below).

WHEREAS, pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) dated November 29, 2007, between the Company and the Holders, the Company sold Original Issue Discount 5% Senior Secured Convertible Debentures (the “Debentures”) to the Holders, in the aggregate sum of $3.75 million in Principal Amount; and

WHEREAS, the Company has requested that the Holders agree to certain waivers and amendments under the Transaction Documents, and the Holders have agreed to such request, subject to the terms and conditions of this Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Holder hereby agrees as follows:

1. Waiver of Subsequent Equity Sales Prohibition. The Holders hereby waive the terms of Section 4.13(a) of the Purchase Agreement, solely in connection with the financing of Common Stock or Common Stock Equivalents currently contemplated by the Company (such financing, the “Potential Financing”) including potential private offerings of securities to institutional or accredited retail investors and other strategic alternatives This waiver granted by the Holders in this Section 1 shall not affect any other rights of the Holder set forth in Section 4.13.

2. Public Information Covenant. The Company and the Holders hereby acknowledge and agree that the following shall be added to the Purchase Agreement as Section 4.18:

“4.18 Public Information Requirements. At any time during the period commencing from August 8, 2008 and ending at such time that all of the Securities may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if the Company shall fail for any reason to satisfy the current public information requirement under Rule 144(c) for a period of three (3) consecutive Trading Days or more (a “Public Information Failure”) then, in addition to such Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, as partial liquidated damages and not as a penalty, by reason of any such delay in or reduction of its ability to sell the Securities, an amount in cash equal to two percent (2.0%) of the aggregate principal amount of such Purchaser’s outstanding Debentures on the day of a Public Information Failure and on every thirtieth (30th) day (pro rated for periods totaling less than thirty days) thereafter until the earlier of (a) the date such Public Information Failure is cured and (b) such time that such public information is no longer required for the Purchasers to transfer the Underlying Shares pursuant to Rule 144. The payments to which a Purchaser shall be entitled pursuant to this Section 4.18 are referred to herein as “Public Information Failure Payments.” The filing of a timely Form 12b-25 shall not constitute a Public Information Failure provided that the report that is subject of such Form 12b-25 is filed within the applicable extension period. Public Information Failure Payments shall be paid on the earlier of (i) the last day of the calendar month during which such Public Information Failure Payments are incurred and (ii) the third (3rd) Business Day after the event or failure giving rise to the Public Information Failure Payments is cured. In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full. Nothing herein shall limit such Purchaser’s right to pursue actual damages for the Public Information Failure, and such Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.”

3. Waiver of Defaults on the Debentures. The Holders hereby waive the Company’s compliance with Section 8(a)(ix) and 8(a)(x) of the Debentures in connection with the Registration Waiver (the “Limited Default Waiver”). This Limited Default Waiver shall not affect the rights set forth in Section 8 of the Debentures with respect to any future Events of Default.

4. Waiver of Anti-Dilution on the Debentures. Each Holder hereby waives the Company’s compliance with Section 5(b) of the Debentures with respect to the reduction of the conversion price to $0.40 per share for the shares of the Company’s Series A preferred stock and the adjustment to $.40 per share of the exercise price of the warrants issued to the purchasers and placement agent of the Company’s Series A preferred stock (the “Preferred Dilutive Adjustment”). This waiver granted by the Holders in this Section 4 shall not affect the rights set forth in Section 5(b) of the Debentures with respect to any future financings or other transactions or issuances of securities by the Company.

5. Adjustment to Exercise Price of Warrants. The Exercise Price of the Warrants shall be adjusted pursuant to Section 3(b) in connection with the Preferred Dilutive Adjustment. As such, Section 2(b) of the Warrants is hereby deleted in its entirety and replaced with the following:

“Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $0.40, subject to adjustment hereunder (the “Exercise Price”).

6. Cashless Exercise of the Warrants. The Company and the Holders hereby acknowledge that Section 2(c) of the Warrants shall be effective as of August 8, 2008.

7. Waiver of Registration Rights. The Holders agree to waive all registration rights under Section 2 of the Registration Rights Agreement in connection with the shares of Common Stock issuable upon conversion of the Debentures and exercise of the Warrants (the “Registration Waiver”); provided, however, if the Company or the Transfer Agent fail to deliver certificates evidencing such shares of Common Stock issuable upon conversion of the Debentures or upon exercise of the Warrants, without any restrictive legend within 5 trading days following delivery by the Holder to the Company or the Transfer Agent of a completed request to remove the restrictive legend from such shares of Common Stock, then, the Company shall pay liquidated damages to the Holder pursuant to Section 4.1(d) of the Purchase Agreement; provided, further, if the Company suffers a Public Information Failure (as defined in the Purchase Agreement, as amended) as of any date after August 8, 2008, and such Public Information Failure remains uncured for more than 10 business days (such 10th business day, the “Public Information Failure Date”), then the Company shall be required to file a registration statement for the Registrable Securities (as defined in the Registration Rights Agreement) within 10 days of such Public Information Failure Date and the “Effectiveness Date” for such registration statement shall be the 45th day following such Public Information Failure Date (all other rights and obligations of the Company and the Holder pursuant to the Registration Rights Agreement shall then be applicable and such waiver shall be null and void).

8. Issuance of Common Stock. In consideration for the Registration Waiver and in lieu of (i) $250,000 of liquidated damages that have accrued to the Holders pursuant to Section 2(b) of the Registration Rights Agreement and (ii) $46,875 of accrued and unpaid interest due to the Holders under the Debentures as of July 1, 2008, the Company hereby agrees to issue to the Holders shares of Common Stock valued at $296,875 (the “New Share Principal”) at a per share purchase price equal to 80% of the average of the VWAPs for the 20 Trading Days immediately prior to the date hereof (subject to adjustment for forward and reverse stock splits or the like after the date hereof) (such new shares, the “New Shares”). On or prior to the execution of this Agreement, the Company shall deliver to the Holder, a copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver, on an expedited basis, a certificate evidencing the New Shares, registered in the name of such Holder (such issuance date, the “Issuance Date”). The Company shall cause its counsel to issue a legal opinion to the Transfer Agent, if required by the Transfer Agent, to effect the removal of the legend in connection with the New Shares, promptly after the earlier of (a) the effective date of a registration statement covering all of the New Shares and (b) the date such New Shares are eligible for resale pursuant to Rule 144 (provided, with respect to a removal pursuant to clause (b), the New Shares are to be sold immediately). Additionally, the Company hereby agrees to register the New Shares pursuant to the Registration Rights Agreement with the “Filing Date” no later than the fifteenth day following the date that the Company’s registration statement on Form S-1, Registration No. 333-148309 is declared effective by the Commission and the “Effective Date” no later than the sixty days following the Filing Date. All of the Company’s obligations and covenants under the Registration Rights Agreement shall apply to the New Shares and the Company hereby agrees and acknowledges to comply with all such obligations and covenants; provided, however, that the liquidated damages payable pursuant to Section 2(b) of the Registration Rights Agreement shall be based on the New Share Principal instead of the aggregate purchase price of the Registrable Securities and in no event shall such liquidated damages exceed 20% of the New Share Principal.

9. Representations and Warranties of the Company. The Company hereby makes the representations and warranties set forth below to the Holders as of the date of its execution of this Agreement:

(a) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith other than in connection with the Required Approvals. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which such Company is a party or by which any property or asset of the Company is bound or affected; or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.

(c) Issuance of New Shares. The New Shares, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company. The Company has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the New Shares.

(d) Equal Consideration. Except as set forth in this Agreement, no consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance or otherwise of any provision of any of the Transaction Documents.

(e) Affirmation of Prior Representations and Warranties. Except as set forth in the SEC Reports, the Company hereby represents and warrants to the Holder that the Company’s representations and warranties set forth in each of the documents executed by the Company in connection with the Transaction Documents are true and correct as of the date hereof.

10. Representations and Warranties of the Holders. The Holders severally and not jointly hereby make the representation and warranty set forth below to the Company that as of the date of its execution of this Agreement. Such Holder represents and warrants that (a) the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on its behalf and (b) this Agreement has been duly executed and delivered by such Holder and constitutes the valid and binding obligation of such Holder, enforceable against it in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

11. Public Disclosure. The Company shall, as soon as practical and, in any event, within 4 days of the date hereof, issue a Current Report on Form 8-K, reasonably acceptable to the Holders, disclosing the material terms of the transactions contemplated hereby and attaching this Agreement as an exhibit thereto. The Company shall consult with the Holders in issuing any other press releases with respect to the transactions contemplated hereby.

12. Effect on Transaction Documents. Except as expressly set forth above, all of the terms and conditions of the Transaction Documents shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein, including, but not limited to, any other obligations the Company may have to the Holders under the Transaction Documents. Notwithstanding the foregoing, this Agreement shall be deemed for all purposes as an amendment to any Transaction Document as required to serve the purposes hereof, and in the event of any conflict between the terms and provisions of any other Transaction Document, on the one hand, and the terms and provisions of this Agreement, on the other hand, the terms and provisions of this Agreement shall prevail. The New Shares issued pursuant to this Agreement shall be deemed “Securities” under the Transaction Documents.

13. Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holders.

14. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Purchase Agreement.

15. Survival. All warranties and representations (as of the date such warranties and representations were made) made herein or in any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the parties hereto and shall survive the issuance of the New Shares.

16. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties; provided, however, that no party may assign this Agreement or the obligations and rights of such party hereunder without the prior written consent of the other parties hereto.

17. Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

18. Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

19. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined pursuant to the Governing Law provision of the Purchase Agreement.

20. Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

21. Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

22. Entire Agreement. The Agreement, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

23. Independent Nature of Holders’ Obligations and Rights. The obligations of each Holder hereunder are several and not joint with the obligations of any other Holders hereunder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their proper and duly authorized officers as of the day and year first above written.

Visual Management Systems, Inc.

By: ___________________________________

Name:

Title:

Enable Opportunity Partners, LP

By: ___________________________________

Name:

Title:

Enable Growth Partners, LP

By: ___________________________________

Name:

Title:

Pierce Diversified Master Fund, LLC, Ena

By: ___________________________________

Name:

Title: